EXHIBIT 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY REPORTS THIRD QUARTER RESULTS

New York, N.Y., November 29, 2017 - Tiffany & Co. (NYSE: TIF) reported its financial results for the three months (“third quarter”) and nine months (“year-to-date”) ended October 31, 2017. Earnings per diluted share increased in both periods, largely resulting from worldwide sales growth and higher operating margins. Management maintained its sales and earnings guidance for the full year ending January 31, 2018 (“fiscal 2017”).

In the third quarter:

•
Worldwide net sales increased 3% to $976 million, and comparable store sales declined 1%, reflecting sales growth in most regions, as well as increased sales in the Fashion Jewelry and the High, Fine & Solitaire Jewelry categories. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see “Non-GAAP Measures”), worldwide net sales increased 3% and comparable store sales were equal to the prior year.

•	Net earnings increased 5% to $100 million, or $0.80 per diluted share, from $95 million, or $0.76 per diluted share, in the prior year.

In the year-to-date:

•
Worldwide net sales of $2.8 billion were 2% above the prior year, and comparable store sales declined 2%. On a constant-exchange-rate basis, worldwide net sales increased 3% while comparable store sales declined 1%.

•	Net earnings increased 7% to $308 million, or $2.46 per diluted share, compared with $288 million, or $2.29 per diluted share, last year.

Alessandro Bogliolo, Chief Executive Officer, who joined Tiffany in October, said, “Tiffany is such an inspiring brand with an incredibly rich legacy, traditions of excellence in craftsmanship and design, and leadership in sustainability. I am very excited to be leading our team and enthusiastic about the tremendous opportunities we have to further develop our global business. These latest financial results marginally exceeded our expectations, but I believe that Tiffany has the medium to long-term potential to achieve meaningful comparable store sales growth and drive higher operating margins and earnings growth. Looking forward, we will increasingly capitalize on the strength of the TIFFANY & CO. brand with stronger organizational focus on innovation in product, digital, communication and the customer experience.”

Net sales by region were as follows:

•
In the Americas, total sales of $421 million in the third quarter were 1% above the prior year and total sales of $1.3 billion in the year-to-date were approximately equal to the prior year; comparable store sales increased 1% and declined 1% in the third quarter and year-to-date, respectively. Management noted that there were no significant geographic variations across the region, and attributed the overall sales softness to lower spending by foreign tourists. On a constant-exchange-rate basis, total sales rose 1% in the third quarter and were approximately unchanged in the year-to-date, with comparable store sales approximately unchanged and down 1% in those periods, respectively.

•
In the Asia-Pacific region, total sales rose 15% to $283 million in the third quarter and increased 8% to $775 million in the year-to-date; comparable store sales rose 2% and declined 2% in those respective periods. Total sales growth resulted from increased wholesale and retail sales; on a comparable store sales basis, strong growth in mainland China contrasted with declines in most other countries, which management attributed largely to lower Chinese tourist spending. On a constant-exchange-rate basis, total sales increased 14% in the third quarter and 8% in the year-to-date, and comparable store sales increased 2% and declined 2%, respectively.

•
In Japan, total sales of $139 million in the third quarter and $407 million in the year-to-date were 8% and 3% below the respective prior-year periods; comparable store sales declined 8% in the third quarter and 2% in the year-to-date. Sales declines in both periods largely reflected the negative effect of a weaker yen versus the dollar. On a constant-exchange-rate basis, total sales in the third quarter were equal to the prior year and year-to-date total sales were 2% above the prior year; comparable store sales in the third quarter were equal to the prior year while year-to-date sales increased 3%.

•
In Europe, total sales increased 5% in the third quarter to $110 million and rose 2% in the year-to-date to $318 million; comparable store sales declined 3% in both periods. Management noted total retail sales growth across most of continental Europe, and a decline in sales in the U.K. (which had achieved strong growth in last year’s third quarter following the weakening of the British pound). On a constant-

exchange-rate basis, total sales increased 1% in the quarter and 3% in the year-to-date due to the effect of new stores; comparable store sales declined 8% and 2%, respectively.

•
Other sales of $23 million in the third quarter were 26% below the prior year while year-to-date sales of $84 million were 18% above the prior year, primarily reflecting a decline in wholesale sales of diamonds in the quarter and an increase in the year-to-date; comparable store sales increased 7% in the quarter and were unchanged in the year-to-date.

•
Tiffany has opened seven Company-operated stores in the year-to-date and closed five. At October 31, 2017, the Company operated 315 stores (125 in the Americas, 86 in Asia-Pacific, 54 in Japan, 46 in Europe, and four in the UAE), versus 313 stores a year ago (125 in the Americas, 85 in Asia-Pacific, 55 in Japan, 43 in Europe, and five in the UAE).

Other highlights:

•
Gross margin (gross profit as a percentage of net sales) increased to 61.3% in the third quarter, from 61.0% in the prior year. Year-to-date gross margin increased to 61.9%, versus 61.4% in the prior year, primarily reflecting favorable product input costs partly offset by the negative effect of increased wholesale sales of diamonds.

•
SG&A expenses increased 3% in the third quarter and 2% in the year-to-date, largely due to higher labor and incentive compensation costs and higher store occupancy and depreciation expenses in both periods.

•
Earnings from operations as a percentage of net sales increased to 16.4% in the third quarter and 17.2% in the year-to-date, from 16.3% and 16.8%, respectively, a year ago primarily due to the higher gross margins.

•	Interest and other expenses, net was approximately unchanged in the third quarter, while the decline in the year-to-date was due to lower interest expense and gains on sales of marketable securities.

•
The effective income tax rate declined in the third quarter to 33.4%, from 34.6% in the prior year, as a result of the true-up of the Company’s prior year tax provision in conjunction with the filing of its 2016 tax return partly offset by the impact of a change in federal tax legislation. The rate was 32.9% in the year-to-date versus 33.0% a year ago. In addition to the above factors, the effective income tax rate in the year-to-date was reduced by a benefit from the implementation of a new accounting standard related to the treatment of excess tax benefits from the vesting or exercise of share-based compensation, while the 2016 year-to-date rate included a benefit from the conclusion of a tax examination.

•	Net inventories of $2.3 billion at October 31, 2017 were 1% above the prior year.

•
In the third quarter and year-to-date, the Company spent $28 million and $60 million, respectively, to repurchase approximately 300,000 and 653,000 shares, respectively, of its Common Stock at average prices of approximately $92 per share in both periods. At October 31, 2017, $250 million remained available for repurchases under the program that authorizes the repurchase of up to $500 million of the Company’s Common Stock and that expires on January 31, 2019.

•
Cash and cash equivalents and short-term investments were $1.0 billion at October 31, 2017, up from $787 million a year ago. Total debt (short-term and long-term) as a percentage of stockholders’ equity was 34% at October 31, 2017, versus 38% a year ago.

Fiscal 2017 Outlook:
Management’s outlook for fiscal 2017 calls for: (i) worldwide net sales increasing over the prior year by a low-single-digit percentage as reported and on a constant-exchange-rate basis and (ii) net earnings per diluted share increasing by a high-single-digit percentage over 2016’s earnings per diluted share of $3.55 and by a mid-single-digit-percentage over 2016’s earnings per diluted share (excluding charges) of $3.75 (see “Non-GAAP Measures”). These expectations are approximations and are based on the Company’s plans and assumptions for the full year, including: (i) worldwide gross retail square footage increasing 2%, net through nine store openings, seven relocations and seven closings; (ii) operating margin above the prior year as reported (and in line with the prior year when excluding prior year charges, see “Non-GAAP Measures”) with gross margin unchanged from the prior year; (iii) interest and other expenses, net of $35-$37 million; (iv) an effective income tax rate of approximately 33%; (v) no meaningful effect in fiscal 2017 from the U.S. dollar versus foreign currencies on a year-over-year basis; and (vi) minimal benefit to net earnings per diluted share from share repurchases.

Management also expects for fiscal 2017: (i) net cash provided by operating activities of approximately $700 million and (ii) free cash flow (see “Non-GAAP Measures”) of approximately $450 million. These expectations are approximations and are based on the Company’s plans and assumptions, including: (i) net inventories increasing at approximately the same rate as sales growth, (ii) capital expenditures of $235-$250 million and (iii) net earnings in line with management’s expectations, as described above.

Today’s Conference Call:
The Company will conduct a conference call today at 8:30 a.m. (Eastern Time) to review actual results and the outlook. Please click on http://investor.tiffany.com (“Events and Presentations”).

Next Scheduled Announcement:
The Company expects to report its sales results for the November - December period on January 17, 2018. To be notified of future announcements, please register at http://investor.tiffany.com (“E-Mail Alerts”).

Tiffany is the internationally-renowned jeweler founded in New York in 1837. Through its subsidiaries, Tiffany & Co. manufactures products and operates TIFFANY & CO. retail stores worldwide, and also engages in direct selling through Internet, catalog and business gift operations. Please visit www.tiffany.com for additional information.

Forward-Looking Statements:
The historical trends and results reported in this document and on our third quarter earnings conference call should not be considered an indication of future performance. Further, statements contained in this document and made on such call that are not statements of historical fact, including those that refer to plans, assumptions and expectations for the current fiscal year and future periods, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, the statements under “Fiscal 2017 Outlook” as well as statements that can be identified by the use of words such as ‘expects,’ ‘projects,’ ‘anticipates,’ ‘assumes,’ ‘forecasts,’ ‘plans,’ ‘believes,’ ‘intends,’ ‘estimates,’ ‘pursues,’ ‘scheduled,’ ‘continues,’ ‘outlook,’ ‘may,’ ‘will,’ ‘can,’ ‘should’ and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plans, assumptions, expectations, beliefs and objectives with respect to store openings and closings; product introductions; sales; sales growth; sales trends; store traffic; the Company’s strategy and initiatives and the pace of execution thereon; the Company’s objectives to compete in the global luxury market and to improve financial performance; retail prices; gross margin; operating margin; expenses; interest and other expenses, net; effective income tax rate; net earnings and net earnings per share; share count; inventories; capital expenditures; cash flow; liquidity; currency translation; macroeconomic conditions; growth opportunities; litigation outcomes and recovery related thereto; contributions to Company pension plans; and certain ongoing or planned real estate, product, marketing, retail, customer experience, manufacturing, supply chain, information systems development, upgrades and replacement, and other operational and strategic initiatives.

These forward-looking statements are based upon the current views and plans of management, speak only as of the date on which they are made and are subject to a number of risks and uncertainties, many of which are outside of our control. Actual results could therefore differ materially from the planned, assumed or expected results expressed in, or implied by, these forward-looking statements. While we cannot predict all of the factors that could form the basis of such differences, key factors include, but are not limited to: global macroeconomic and geopolitical developments; changes in interest and foreign currency rates; changes in taxation policies and regulations; shifting tourism trends; regional instability; violence (including terrorist activities); political activities or events; weather conditions that may affect local and tourist consumer spending; changes in consumer confidence, preferences and shopping patterns, as well as our ability to accurately predict and timely respond to such changes; shifts in the Company’s product and geographic sales mix; variations in the cost and availability of diamonds, gemstones and precious metals; adverse publicity regarding the Company and its products, the Company’s third-party vendors or the diamond or jewelry industry more generally; any non-compliance by third-party vendors or suppliers with the Company’s sourcing and quality standards, codes of conduct, or contractual requirements as well as applicable laws and regulations; changes in our competitive landscape; disruptions impacting the Company’s business and operations; failure to successfully implement or make changes to the Company’s information systems; gains or losses in the trading value of the Company’s stock, which may impact the amount of stock repurchased; and the Company’s ability to successfully control costs and execute on, and achieve the expected benefits from, the operational and strategic initiatives. Developments relating to these and other factors may also warrant changes to the Company’s operating and strategic plans, including with respect to store openings, closings and renovations, capital expenditures, information systems development, inventory management, and continuing execution on, or timing of, the aforementioned initiatives. Such changes could also cause actual results to differ materially from the expected results expressed in, or implied by, the forward-looking statements.

Additional information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent quarterly report on Form 10-Q. Readers of these documents should consider the risks, uncertainties and factors outlined above and in the Form 10-K in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by applicable law or regulation.

# # #

TIFFANY & CO. AND SUBSIDIARIES
(Unaudited)

NON-GAAP MEASURES
The Company reports information in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Internally, management also monitors and measures its performance using certain sales and earnings measures that include or exclude amounts, or are subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure (“non-GAAP financial measures”). The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with useful supplemental information that will allow them to evaluate the Company's operating results using the same measures that management uses to monitor and measure its performance. The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures presented here may not be comparable to similarly-titled measures used by other companies.

Net Sales
The Company's reported net sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar. Internally, management monitors and measures its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating sales made outside the U.S. into U.S. dollars (“constant-exchange-rate basis”). Sales on a constant-exchange-rate basis are calculated by taking the current year’s sales in local currencies and translating them into U.S. dollars using the prior year’s foreign currency exchange rates. Management believes this constant-exchange-rate basis provides a useful supplemental basis for the assessment of sales performance and of comparability between reporting periods. The following table reconciles the sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:

	Third Quarter 2017 vs. 2016			Year-to-date 2017 vs. 2016
	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis	GAAP Reported	Translation Effect	Constant- Exchange- Rate Basis
Net Sales:
Worldwide	3%	—%	3%	2%	(1)%	3%
Americas	1	—	1	—	—	—
Asia-Pacific	15	1	14	8	—	8
Japan	(8)	(8)	—	(3)	(5)	2
Europe	5	4	1	2	(1)	3
Other	(26)	—	(26)	18	—	18

Comparable Store Sales:
Worldwide	(1)%	(1)%	—%	(2)%	(1)%	(1)%
Americas	1	1	—	(1)	—	(1)
Asia-Pacific	2	—	2	(2)	—	(2)
Japan	(8)	(8)	—	(2)	(5)	3
Europe	(3)	5	(8)	(3)	(1)	(2)
Other	7	—	7	—	—	—

Net Earnings
Internally, management monitors and measures its earnings performance excluding certain items listed below. Management believes excluding such items provides a useful supplemental basis for the assessment of the Company's results relative to the corresponding period in the prior year. The following table reconciles certain GAAP amounts to non-GAAP amounts for the fiscal year ended January 31, 2017 (there were no such adjustments in the third quarter or year-to-date of 2017 and 2016):

(in millions, except per share amounts)	GAAP	Impairment charges [a]	Non-GAAP
Year Ended January 31, 2017
SG&A expenses	$1,769.1	$(38.0)	$1,731.1
As a % of sales	44.2%		43.3%
Earnings from operations	721.2	38.0	759.2
As a % of sales	18.0%		19.0%
Provision for income taxes [b]	230.5	14.0	244.5
Net earnings	446.1	24.0	470.1
Diluted earnings per share *	3.55	0.19	3.75
* Amounts may not add due to rounding.

[a]	Expenses associated with the following:

•
$25.4 million of pre-tax expense ($16.0 million after tax expense, or $0.13 per diluted share) associated with an asset impairment charge related to software costs capitalized in connection with the development of a new finished goods inventory management and merchandising information system; and

•
$12.6 million of pre-tax expense ($8.0 million after tax expense, or $0.06 per diluted share) associated with impairment charges related to financing arrangements with diamond mining and exploration companies.

[b]
The income tax effect resulting from the adjustments has been calculated as both current and deferred tax benefit (expense), based upon the tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying adjustment.

Free Cash Flow
Internally, management monitors its cash flow on a non-GAAP basis. Free cash flow is calculated by deducting capital expenditures from net cash provided by operating activities. The ability to generate free cash flow demonstrates how much cash the Company has available for discretionary and non-discretionary purposes after deduction of capital expenditures. The Company's operations require regular capital expenditures for the opening, renovation and expansion of stores and distribution and manufacturing facilities as well as ongoing investments in information technology. Management believes this provides a useful supplemental basis for assessing the Company’s operating cash flows.

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited, in millions, except per share amounts)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2017	2016	2017	2016
Net sales	$976.2	$949.3	$2,835.4	$2,772.2

Cost of sales	377.8	369.8	1,081.3	1,070.1

Gross profit	598.4	579.5	1,754.1	1,702.1

Selling, general and administrative expenses	438.1	424.3	1,266.8	1,237.4

Earnings from operations	160.3	155.2	487.3	464.7

Interest and other expenses, net	9.9	9.7	28.2	34.5

Earnings from operations before income taxes	150.4	145.5	459.1	430.2

Provision for income taxes	50.2	50.4	150.9	141.9

Net earnings	$100.2	$95.1	$308.2	$288.3

Net earnings per share:

Basic	$0.81	$0.76	$2.47	$2.30
Diluted	$0.80	$0.76	$2.46	$2.29

Weighted-average number of common shares:

Basic	124.4	124.6	124.5	125.3
Diluted	125.0	124.9	125.1	125.7

TIFFANY & CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	October 31, 2017	January 31, 2017	October 31, 2016
ASSETS

Current assets:
Cash and cash equivalents and short-term investments	$1,009.4	$985.8	$786.7
Accounts receivable, net	218.0	226.8	214.0
Inventories, net	2,327.4	2,157.6	2,303.1
Prepaid expenses and other current assets	223.4	203.4	205.4

Total current assets	3,778.2	3,573.6	3,509.2

Property, plant and equipment, net	948.7	931.8	951.8
Other assets, net	587.1	592.2	678.1

	$5,314.0	$5,097.6	$5,139.1

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term borrowings	$193.2	$228.7	$219.5
Accounts payable and accrued liabilities	388.3	312.8	313.1
Income taxes payable	39.2	22.1	32.6
Merchandise credits and deferred revenue	73.6	69.2	70.5

Total current liabilities	694.3	632.8	635.7

Long-term debt	879.2	878.4	885.7
Pension/postretirement benefit obligations	314.1	318.6	448.0
Other long-term liabilities	216.6	193.5	194.6
Deferred gains on sale-leasebacks	40.7	45.9	50.0
Stockholders’ equity	3,169.1	3,028.4	2,925.1

	$5,314.0	$5,097.6	$5,139.1

TIF-E